EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Amendment to the Registration Statement (Form POSASR, file No. 333-151564) and related Prospectus of Excel Maritime Carriers Ltd. for the registration of $150,000,000 of 1.875% Convertible Senior Notes and such number of Class A common shares as may be issuable upon conversion of the Senior Notes and to the incorporation by reference therein of our reports dated April 24, 2009, with respect to the consolidated financial statements of Excel Maritime Carriers Ltd., and the effectiveness of internal control over financial reporting of Excel Maritime Carriers Ltd., included in its report on Form 6-K submitted on April 30, 2009.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

April 27, 2009
Athens, Greece